Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of AB Private Lending Fund of our report dated March 31, 2025, relating to the financial statements of AB Private Lending Fund, which appears in such Registration Statement. We also consent to the use of our report dated May 14, 2025 relating to the Senior Securities table, which appears in this Registration Statement. We also consent to the references to us under the headings “Experts” and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 14, 2025